LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”), entered into and effective as of the 18TH day of March, 2010 (the "Effective Date") by and between GLOBAL TREK XPLORATION, a California corporation having its principal place of business at 117 West 9th Street, Suite Number 1214, Los Angeles, CA 90015 (hereinafter referred to as "LICENSOR") and Aetrex Worldwide, Inc., a New Jersey corporation having a principal place of business at 414 Alfred Avenue, Teaneck, NJ 07666 (hereinafter referred to as "LICENSEE").

RECITALS

WHEREAS, LICENSOR has developed a portable GPS tracking system device which LICENSEE wishes to embed in its various footwear products; and

WHEREAS, LICENSOR is the owner of all right, title and interest to the Licensed Patent Rights and Know-How (as defined below), has the right to grant the license contained herein and desires to grant the exclusive and non-exclusive licenses to LICENSEE to use, sell, offer for sale and distribute the Licensed Products (as defined below) in the Territory and Permitted Markets (as defined below) on the terms and conditions set forth in this Agreement; and

WHEREAS, LICENSEE desires to obtain from LICENSOR  certain exclusive and non-exclusive licenses to use, sell,  offer for sale, and distribute Licensed Products (as hereinafter defined) under the Licensed Patent Rights and Know-How (as hereinafter defined) in the Territory and the Permitted Markets (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, promises and agreements set forth herein, LICENSOR and LICENSEE hereby mutually agree as follows:

ARTICLE I - GENERAL

1.01   All capitalized terms used in this Agreement (other than the names of parties and Article headings) shall have the meanings established for such terms herein.

1.02   The Schedules attached to this Agreement are hereby incorporated by reference into and made a part of this Agreement.

ARTICLE II - DEFINITIONS

2.01   "Permitted Markets" shall mean:

A.	Exclusive: (i). All adult (male and female) footwear; and (ii). Insoles.

B.	Non-Exclusive: (i). Athletic footwear; and (ii). Military footwear.

The parties shall work with one another and negotiate in good faith regarding growing, adding and allocating future Permitted Markets and Territories (defined below), both exclusive and non-exclusive.  Such negotiations shall have the goal of (i) growing or adding Permitted Markets and Territories in those Permitted Markets and Territories in which LICENSEE has or intends to have a market presence (however, LICENSEE shall not be granted additional exclusive licenses unless LICENSEE has a “significant” market share in the particular Territory or Permitted Market); and (ii) creating a mutually beneficial business structure and may include, without limitation, creating channel, market, or other carve outs, co-existence agreements, utilizing mutual sales resources, and the sharing of relevant customer and/or business contact information.  As used in this paragraph, “significant” means: (i).  LICENSEE had during the 12 months preceding such date, annual gross sales revenues of all of its footwear products in the proposed Permitted Market in the Territory in excess of  five-hundred thousand dollars ($500,000.00);  (ii). LICENSEE has an established distributor in the proposed new exclusive Territory; or (iii). LICENSEE has a company retail outlet in the proposed new exclusive Territory.

2.02   “Licensed Patent Rights” shall mean:

a.  Patent(s) and patent applications set forth on Schedule 4.02 attached hereto;

b.  Any and all improvements developed by or on behalf of LICENSOR, whether patentable or not, relating to the Licensed Patent Rights, which LICENSOR may now or may hereafter develop, own or control; and

c. Any and all foreign and domestic patent applications of any kind, applications, provisional applications, PCT, and all amendments, modifications, divisions, continuations, continuations-in-part of any and all patent applications, and any and all patents which may issue from any such applications, and all reissues, reexaminations, amendments, and improvements, which may issue thereon.

2.03  “Know How” shall mean  any and all technical data, information, know-how, materials, trade secrets, technology, formulas, inventions, processes, updates, procedures, protocols, techniques, software, designs, drawings, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, are controlled by or now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to LICENSOR prior to the date of this Agreement or hereafter acquired by LICENSOR during the Term of this Agreement, relating to Licensed Patent Rights which may not be covered by the Licensed Patent Rights but which are necessary or may be helpful for the practice and full utilization of inventions and/or products at any time disclosed or claimed under the Licensed Patent Rights.

2.04 "Licensed Products" shall mean the portable GPS tracking system device manufactured by and/or for LICENSOR that utilizes the Licensed Patent Rights, and/or Know How; or any other similar tracking or location product that utilizes the Licensed Patent Rights and/or Know How that is or may be suitable for use in the Permitted Markets.

2.05   "Territory" shall mean:

A. Exclusive:        (i).  North America (USA, Canada, Mexico);

(ii). Middle East (Turkey, Qatar, Saudi Arabia, UAE, Iraq, Israel, Jordan, Cyprus, and Egypt)

(iii). European Union;

(iv).  Australia;

(v).  New Zealand;

(vi).  Japan; and

(vii).  Greece.

B. Non-Exclusive:  All other countries not specifically listed in 2.05A.

2.06   An "Affiliate" of LICENSOR or LICENSEE respectively shall mean any corporation, partnership, individual or other entity which directly or indirectly controls, is controlled by, or is under common control with, that party.

2.07 The “Term” shall mean the period commencing on the date the LICENSOR ships to LICENSEE the first production order from LICENSEE for Licensed Products with LICENSOR, and ending on the date four (4) years after said first production order is shipped by LICENSOR, unless extended in accordance with Article VII of this Agreement. Notwithstanding anything herein to the contrary, the Term shall be accordingly extended to accommodate any delay in the event LICENSOR is unable to timely fulfill and deliver LICENSEE’s first production order.

2.08   “Exclusive” shall mean LICENSEE’S rights are sole and entire and operate to exclude all others, including LICENSOR and its affiliates except as otherwise expressly provided herein. Specifically, LICENSOR agrees that during the Term it shall not directly or indirectly offer, sell, distribute, or otherwise commercialize, in any exclusive Territory, any Licensed Product (or other product that contains the tracking/location technology of a party other than LICENSOR, whether or not such technology is similar to the GPS tracking system technology subject to this Agreement) for use in the exclusive Permitted Market products, other than to or through LICENSEE.

ARTICLE III - LICENSE GRANT

3.01   Subject to all of the terms and provisions of this Agreement, LICENSOR hereby grants to LICENSEE a license to (i) embed the Licensed Products into Permitted Market products that are manufactured, marketed, distributed or sold by LICENSEE, and (ii) use, have used, import, export, have exported, have imported, offer, sell, have sold, distribute, market, promote, and otherwise commercially exploit the Licensed Products in the Permitted Markets within the Territory.   The foregoing license to the Permitted Markets and the Territories shall be either exclusive or non-exclusive, as set forth in Section 2.01 and 2.05.  To the extent that LICENSEE is required to possess a license to any of the Licensed Patent Rights and/or Know-How that are included in the Licensed Products for the purpose of commercializing its Licensed Product footwear products, the LICENSOR hereby grants to LICENSEE a license under the Licensed Patent Rights and/or Know-How for such limited purpose. LICENSEE may conduct certain of its operations related to the commercial exploitation of Permitted Market products, as LICENSEE deems appropriate, through one or more of its Affiliates and/or third-party distributors; provided, however, that LICENSEE shall continue to be primarily responsible under this Agreement, and provided further that LICENSEE shall be responsible for ensuring that any such Affiliate and/or third-party distributor complies with the LICENSEE’s obligations under this Agreement.

3.02   During the Term, except as set forth in Schedule 4.01, LICENSEE shall purchase all of the Licensed Products that it uses in its exclusive Permitted Market products for use in exclusive Territories from LICENSOR and not from any other source.  For the avoidance of doubt, and as a point of clarification, it is the parties’ general intent that LICENSOR shall sell its portable GPS devices (i.e., the Licensed Products) which incorporate the Licensed Patent Rights and Know-How to LICENSEE. LICENSEE shall then embed same within LICENSEE’s permitted line(s) of footwear products with the end consumer product being a shoe (and/or insoles or other footwear products) which tracks the wearer’s location through the GPS tracking services offered by LICENSOR, and LICENSEE shall sell the embedded footwear product to the public.  LICENSOR shall be solely responsible for the manufacture, production and supply of the Licensed Products, for the GPS activation, for arranging and providing cellular connection services, and for repairs, replacements, after-service, and warranties pursuant to its product and services warranties. The foregoing warranties shall exclude claims that arise because of defects in the footwear products in which the Licensed Products are embedded based on LICENSEE’s manufacturing of such footwear products.  LICENSOR shall also be responsible for all consumer inquiries and claims, received at any time, relating to its Licensed Products and services, which inquiries and claims, if received by LICENSEE, shall be referred to LICENSOR for handling.

Upon execution of this Agreement, LICENSOR shall disclose and make available to LICENSEE, and shall continue to do so at LICENSEE’s reasonable request, all information available to LICENSOR not previously disclosed to LICENSEE, regarding the use of the Licensed Patent Rights and Know-How which are necessary for LICENSEE to embed the Licensed Products into LICENSEE’s various permitted footwear products and carry out the objectives of this Agreement.

3.03           In consideration for the exclusive licenses granted to LICENSEE hereunder, LICENSEE agrees that during the Term it shall not offer, sell or otherwise commercialize, in any exclusive Territory, any exclusive Permitted Market product that contains the tracking/location technology of a party other than LICENSOR, whether or not such technology is similar to the GPS tracking system technology subject to this Agreement.

3.04           The parties acknowledge and agree that, except for the rights and licenses expressly granted by each party to the other party under this Agreement, each party shall retain its respective right, title and interest in and to its products, services, marks, names, intellectual property, information, and other materials, and nothing contained in this Agreement shall be construed as conferring upon such party, by implication, operation of law or otherwise, any other license or other right.  All such rights therein are strictly reserved, and all uses and good will arising in the course of this Agreement in respect of same of either party shall accrue solely for the benefit of the rightful owning party.

ARTICLE IV – CONSIDERATION, ROYALTIES AND REPORTS

4.01   In consideration for the exclusive and non-exclusive licenses granted to LICENSEE hereunder, LICENSEE and LICENSOR respectively shall each provide the consideration as set forth in Schedule 4.01 of this Agreement.

4.02   LICENSOR and LICENSEE agree that the consideration for the license granted hereunder has been negotiated at arm’s-length and that both parties consider the consideration received by both parties to be fair and reasonable.

4.03   During the Term of this Agreement, LICENSOR shall, and shall cause any of its Affiliates to, maintain complete and accurate records of all fees due to LICENSOR under this Agreement. LICENSOR shall deliver to LICENSEE within ten (10) days after the last day of each month that this Agreement is in effect, a true and accurate written report, certified as true and correct by an officer of LICENSOR, setting forth the gross dollar amounts received by LICENSOR and Affiliates of LICENSOR from customers (as defined in Schedule 4.01) for each category of fee due to LICENSEE as set forth in Schedule 4.01 of this Agreement; and the calculation of the amounts paid and/or due to LICENSEE from LICENSOR.

4.04   Simultaneously with providing the report required in Section 4.03, to the extent such amounts have not already been paid to LICENSEE, LICENSOR shall pay to LICENSEE in United States Dollars the entire amount due to LICENSEE for the month on account of which such report is made and submitted.

4.05   LICENSEE shall have the right, at its own expense, to request an audit of any period ending not more than  three (3) years prior to the date of such request and LICENSEE’S representatives, which may include an independent accountant, to perform such audit.  LICENSEE’s representatives shall have access to the business records of LICENSOR and Affiliates of LICENSOR which are necessary or appropriate to verify the amounts payable to LICENSEE, and the cost basis underlying LICENSOR’s pricing of Licensed Products, pursuant to this Agreement. LICENSEE’s representatives shall be bound by the confidential clause contained in this Agreement. In the event that a deficiency of three percent (3%) or more is discovered between the actual payment due to LICENSEE and the amount of the payment specified in the written report submitted by LICENSOR to LICENSEE pursuant to Section 4.03, LICENSOR shall bear the costs of the audit conducted by LICENSEE.  LICENSEE’S right to audit hereunder shall be limited to one (1) time per year and such rights shall continue for a period of three (3) years after any termination of this Agreement.

4.06   All payments of amounts due to LICENSEE pursuant to any of the provisions of this Agreement shall be made to LICENSEE by wire transfer at the principal place of business of LICENSEE as specified in or pursuant to the provisions of Article XIII of this Agreement.

4.07 In the event LICENSOR desires to add new Permitted Markets and/or Territories to sell Licensed Products embedded in footwear or footwear related products as contemplated in this Agreement, LICENSOR shall provide LICENSEE with a right of first negotiation and refusal. That is, the parties will negotiate in good faith for up to 15 days, and/or LICENSOR will present to LICENSEE any bona fide offer or proposal it intends to accept with a third party.  If LICENSEE and LICENSOR are unable to reach a definitive agreement, or LICENSEE does not match any third party bona fide offer or proposal, LICENSOR may enter into an agreement with such third party; except that if LICENSOR and third party negotiate more favorable terms, such offer must be re-presented to LICENSEE for reconsideration for a period of five (5) days.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

A. LICENSOR

5.01           Organization, Standing, Etc.  Global Trek Xploration is a corporation duly formed, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease, sell or operate the Licensed Patent Rights and the Licensed Products .

5.02           Corporate Acts and Proceedings.  This Agreement has been duly authorized by all necessary action on behalf of the LICENSOR, has been duly executed and delivered, is a valid and binding agreement on the part of the LICENSOR and is enforceable against the LICENSOR in accordance with its terms.

5.03           Compliance with Applicable Laws and Other Instruments.  Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any of the Licensed Patent Rights pursuant to, any agreement or other instrument to which the LICENSOR is a party or by which it or any of the Licensed Patent Rights is bound or affected, and will not violate its articles of incorporation, bylaws, articles of organization or any other of its governing documents.  The LICENSOR is not subject to any restriction that would prohibit it from entering into or performing its obligations under this Agreement.

5.04           Intangible Rights.

5.04.1             LICENSOR is the sole owner of and owns all right, title and interest in, or has obtained the necessary licenses, to the Licensed Patent Rights and Know-How, free and clear of any liens or encumbrances, and has the sole, exclusive and unencumbered right to license the Licensed Patent Rights and Know-How to LICENSEE.

5.04.2             Neither the Licensed Patent Rights, the Know-How, Licensed Products, the use thereof, nor the manufacture, marketing, use, sale, distribution, or advertisement of the Licensed Patent Rights and Know-How, infringe upon or otherwise act adversely to any patent right, trademark right, common law, proprietary or other right of another or require the consent of any third party.

5.04.3             LICENSOR has made no assignment of the Licensed Patent Rights or Know-How to a party other than LICENSEE that would preclude licensing to LICENSEE and is under no obligation to make any assignment of the Licensed Patent Rights and/or Know-How therefore to any other party, nor will it license the Licensed Patent Rights or Know-How to any person or entity other than LICENSEE in violation of this Agreement, for the duration of the Agreement or otherwise diminish the license rights granted to LICENSEE hereunder.

5.04.4             LICENSOR is not aware of any existing or threatened infringement action or claim of invalidity or adverse ownership with respect to the subject matter of Licensed Patent Rights or Know-How or of any facts which indicate that any such action or claim is likely to be instituted or asserted.

5.04.5             During the Term of this Agreement, and in further consideration of purchases made by LICENSEE hereunder, LICENSOR shall provide such technical assistance regarding the Licensed Patent Rights and Know-How as LICENSEE reasonably requests to conduct its activities contemplated by the Agreement, and shall make available to LICENSEE such technical personnel as reasonably necessary to provide the foregoing technical assistance.

B. LICENSEE

5.10           Organization, Standing, Etc.  The LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has the requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted and as it is presently proposed to be conducted.

5.11           Corporate Acts and Proceedings.  This Agreement has been duly authorized by all necessary action on behalf of the LICENSEE, has been duly executed and delivered, is a valid and binding agreement on the part of the LICENSEE and is enforceable against the LICENSEE in accordance with its terms.

5.12           Compliance with Applicable Laws and Other Instruments.  Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under any agreement or other instrument to which the LICENSEE is a party, and will not violate its articles of incorporation, bylaws, or any other of its governing documents.  The LICENSEE is not subject to any restriction which would prohibit it from entering into or performing its obligations under this Agreement.

ARTICLE VI - TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

6.01   LICENSOR and LICENSEE may assign their respective rights and obligations under this Agreement only upon a writing signed by the other party consenting to such assignment. Notwithstanding the foregoing sentence, in the event of a sale of substantially all of the assets of a party, the other party's consent to assignment will not be withheld, except based on a reasonable basis to conclude that the party to which this Agreement will be assigned lacks the capacity to fulfill the obligations and undertakings of the party seeking to assign this Agreement. Any attempt to transfer, assign or sublicense which is not in accordance with the terms of this Agreement shall be void abs initio.

6.02   The provisions of this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

ARTICLE VII – EXTENSION OF TERM; TERMINATION FOR BREACH

7.01       a.              The Term of this Agreement is four (4) years.

b.            This Agreement shall automatically renew for additional one (1) year terms if LICENSEE’s annual purchase of the number of Licensed Product devices in the preceding year was at least one hundred and fifteen percent (115%) of the prior year’s Minimum Purchase Requirement.  At the time of renewal, if LICENSOR has made Licensed Products available to LICENSEE which are capable of being embedded in Permitted Market insoles for sale to the consumer public, the parties shall negotiate in good faith to equitably increase the Minimum Purchase Requirements for each renewal year.

c.           Notwithstanding anything herein to the contrary, after the initial four-year Term of this Agreement, either party shall have the right not to renew this Agreement upon written notice of an intent not to renew on at least ninety (90) days written notice.

7.02   Prior to the expiration of the Term of this Agreement, either party may, at its option, terminate this Agreement and the licenses granted hereunder upon prior written notice to the other party if that party fails to pay within fifteen (15) days of the due date any amount required to be paid hereunder or if the other party breaches any of the other covenants or provisions of this Agreement. Notwithstanding the foregoing, unless the breach is not capable of being cured, the breaching party shall have fifteen (15) days from receipt of written notice to pay such overdue amount in full, or thirty (30) days to cure such other breach, and thereby avoid termination under this Section.

If: (1) the breach is not capable of being cured; (2) the overdue amount is not paid with interest at the rate of one percent (1%) per month (but not to exceed the maximum amount of interest permitted by applicable law) from the date due to the date paid; or (3) such other breach is not cured within  thirty (30) days, then this Agreement and all licenses granted hereby will terminate immediately and automatically without any further notice or action on the part of the non-breaching party. In the event that the interest rate specified in this Section exceeds the maximum rate of interest permitted by applicable law, such rate shall in such instance be reduced to the maximum permitted rate.

Notwithstanding anything in this Agreement to the contrary, LICENSEE shall have the right to terminate this Agreement at any time upon at least ninety (90) days notice:  (i)  in the event it wishes to discontinue its line of business relating to the Licensed Products;  (ii) in the event that any audit of LICENSEE’s records reveal a deficiency greater than three percent on at least two occasions;; or (iii) if consumer complaints regarding the Licensed Products or related services provided by LICENSOR are excessive as determined by the reasonable judgment of LICENSEE. LICENSEE further has the right to immediately terminate this Agreement upon notice to LICENSOR in the event LICENSOR fails to take the necessary protective action against infringement actions as set forth in Article VIII. In the event of termination resulting from LICENSEE’s breach of this Agreement or LICENSEE’s termination for any reason other than LICENSOR’s breach of this agreement,  LICENSEE must purchase the balance remaining, if any, of all Licensed Product open purchase orders pending at  the date of  termination.

7.03   In the event that either party shall become insolvent; be declared bankrupt; voluntarily file or have filed against it a petition for bankruptcy or reorganization; unless such petition is dismissed within ninety (90) days of filing; enter into an arrangement for the benefit of creditors; enter into a procedure of winding up for dissolution; or should a trustee or receiver be appointed for its respective business assets or operations, the other party shall have the right to terminate this Agreement upon written notice to the other.

7.04   Except as otherwise specifically provided herein, expiration or termination of this Agreement and of the license granted hereby for any reason shall be without prejudice to:

(a)   the right of LICENSOR and LICENSEE to receive all payments accrued and unpaid as of the effective date of such termination or to receive any payments or other amounts which may accrue after the date of termination;

(b)   any other rights, remedies or obligations which LICENSOR or LICENSEE may then or thereafter have under this Agreement or otherwise; and

(c)  the right of LICENSEE to sell off any inventory of Licensed Products until exhausted.

7.05   Termination of this Agreement is without prejudice to either party to avail itself of all remedies available in law and equity that are not inconsistent with the provisions of this Agreement.

7.06   The provisions of Section 7.05 shall survive termination or expiration of this Agreement.

ARTICLE VIII - THIRD-PARTY INFRINGEMENT

8.01       If either party becomes aware of any actual or threatened infringement of the Licensed Patent Rights, that party will promptly notify the other of each infringement or possible infringement, as well as any facts that may affect the validity, scope or enforceability of the Licensed Patent Rights  (“Infringement Notice”).  After allowing for a reasonable time to determine that infringement of the Licensed Patent Rights is occurring, LICENSOR shall take all necessary steps to remedy the infringement, including the institution of litigation if necessary. If LICENSOR fails to resolve the infringement issue or otherwise fails to commence suit(s) hereunder within a reasonable time after receipt of LICENSEE’s request to do so, LICENSEE may terminate this Agreement, and reserves all rights and remedies to prosecute such infringement suits, at its own cost and expense, to protect and enforce its exclusive rights granted under this Agreement which LICENSEE may have under applicable law.

8.02   LICENSOR shall have the sole right to institute and control the prosecution of a suit or to take any other action for infringement of any of the Licensed Patent Rights.  LICENSEE agrees to take no action with respect to any third-party infringement of Licensed Patent Rights unless expressly authorized to do so in writing by LICENSOR.

LICENSEE agrees to, and agrees to cause each of the Affiliates of LICENSEE to, reasonably cooperate with LICENSOR in all respects, to make employees of LICENSEE and any Affiliate of LICENSEE available to testify, to make available any records, papers, information, specimens and the like,  provided LICENSEE determines there is no conflict of interest, upon LICENSOR's request.

Any recovery or settlement obtained as a result of such suit or other action brought by LICENSOR shall be retained by LICENSOR for its own use and benefit, and LICENSEE shall have no rights whatsoever in any such recovery or settlement, provided, however, LICENSOR agrees to: (i) provide reasonable compensation to LICENSEE and/or its Affiliates for costs incurred by LICENSEE and/or its Affiliates for making employees available to testify and/or making available any documentary evidence, including reasonable attorneys fees incurred by LICENSEE; and (ii) any recovery made by LICENSOR, through court judgment or settlement, shall be applied to reimburse LICENSEE for, profits, if any, that it would have received, and other lost entitlements under this Agreement, had the actions taken by the defendant occurred in compliance with this Agreement.

No settlement or termination of litigation shall be entered into by LICENSOR that conflicts with the rights granted to LICENSEE under this Agreement.

8.03   Neither LICENSEE nor LICENSOR shall foster or encourage any infringement of the Licensed Patent Rights by any third-party.  If either party or any of either party’s Affiliates shall engage in such conduct, the other party shall have the right to deem such conduct a material breach of this Agreement, which breach shall be a basis of termination of this Agreement.

Notwithstanding anything in this Agreement to the contrary, LICENSEE shall have the continuing right to commence or  intervene and join any suit in its discretion at its cost and expense utilizing counsel of its choice, to protect its rights and interests, and shall be entitled to retain any recovery or settlement obtained as a result of such suit or other action it brings.

ARTICLE IX - MARKINGS

9.01   LICENSEE agrees to, and to cause Affiliates of LICENSEE to, mark in a conspicuous location all Permitted Market products and/or the containers or packaging for any Permitted Market products which use or contain Licensed Products sold by LICENSEE or any Affiliate of LICENSEE with the word "Patent" or "Patents" and the number or numbers of the Licensed Rights applicable thereto and with such additional legends, markings and notices as may be required by any law or regulation of any jurisdiction in the Territory. LICENSEE and any Affiliate of LICENSEE shall mark any Permitted Market products (and/or the containers or packaging therefore) using a process covered by any patent included in the Licensed Rights with the number of each such patent and, with respect to Licensed Rights, to respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) by only notifying LICENSOR of the request for disclosure and the identity of the person or entity making such request for disclosure. In lieu of marking with a specific patent number, at its option LICENSEE may comply with its obligations under this Section 9.01 by using the legend “Sold Under License from Global Trek Xploration”

9.02           LICENSEE and LICENSOR agree that whenever reasonably practicable, Permitted Market consumer product packaging, hang tags, and/or promotional materials will contain a reference such as the phrase “POWERED BY GTX”, or some other similar reference as may be mutually agreed upon by LICENSOR and LICENSEE.   The size, style and location of such phrase shall be subordinate to that of LICENSEE’s names and marks, and must be preapproved in writing by both parties before its first use.  LICENSOR and LICENSEE shall mutually agree on the placement of an appropriate copyright notice on graphic materials used by LICENSEE in connection with the use of its selected phrase. To the extent necessary for the purposes of this paragraph, LICENSOR hereby grants to LICENSEE a nonexclusive, revocable, nontransferable, royalty-free right during the Term, in the Territory, to use LICENSOR’s trademark rights in the phrase mutually agreed upon for use with the Permitted Market products.

ARTICLE X - INTEGRATION; AMENDMENT

10.01  This Agreement represents the entire understanding between the parties, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings and other agreements, express or implied, between LICENSOR and LICENSEE with respect to the subject matter of this Agreement, and there are no representations, promises, conditions, provisions or terms, whether written or oral, with respect thereto, other than those specifically set forth in this Agreement.

10.02   No provision in this Agreement may be amended, altered, modified, discharged or terminated, except by a writing signed by a duly authorized representative of LICENSOR and LICENSEE.

ARTICLE XI – INDEMNIFICATION & INSURANCE

11.01    No later than the time when any Permitted Market products containing or using the Licensed Products are first being distributed, sold, or otherwise commercially exploited (including for the purpose of obtaining regulatory approvals) by LICENSEE, LICENSEE and LICENSOR shall each, at their sole cost and expense, procure and maintain commercial general liability insurance, with a reputable insurance carrier reasonably acceptable to the other party, in amounts of not less than $2,000,000 per incident and $2,000,000 annual aggregate, and the other party shall have the other party’s Affiliates, and their officers, directors, affiliates, subsidiaries, employees, independent contractors and agents named as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for indemnification under this Agreement; and (iii) coverage for litigation costs.  The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s or LICENSOR’s liability with respect to its indemnification under this Agreement.

11.02 Each party shall provide the other party with written evidence of such insurance upon request.  Each party shall provide the other party with written notice of at least thirty (30) days prior to cancellation, non-renewal or material change in such insurance.

11.03 Each party shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Patent Rights and/or Licensed Products provided pursuant to this Agreement are being commercially distributed, sold or otherwise exploited by LICENSEE; and (ii) the  two (2) year period immediately after such period.

11.04  LICENSEE and Affiliates of LICENSEE shall jointly and severally defend, indemnify and hold harmless LICENSOR and the Affiliates of LICENSOR, and the officers, agents and employees of LICENSOR and its Affiliates, (collectively the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to: (i) any breach by LICENSEE or any Affiliate of LICENSEE of any representation, warranty or covenant set forth in this Agreement; (ii) any defects in the footwear products in which the Licensed Products are embedded based on LICENSEE’s design or manufacturing of such footwear products; (iii) any third party claim that LICENSEE’s footwear products in which the Licensed Products are embedded infringe upon intellectual property rights of any third party; (iv) any warranty claims by third parties and consumers relating to the footwear products in which the Licensed Products are embedded.

11.05  LICENSOR and Affiliates of LICENSOR shall jointly and severally defend, indemnify and hold harmless LICENSEE and the Affiliates of LICENSEE, and the officers, agents, independent contractors, and employees of LICENSEE and its Affiliates, (collectively the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to: (i) any breach by LICENSOR or any Affiliate of LICENSOR of any representation, warranty or covenant set forth in this Agreement; (ii) any defects in Licensed Products sold to LICENSEE based on LICENSOR’s design  or manufacturing of Licensed Products; (iii) any third party claim that the Licensed Patents Rights, Know-How, and/or Licensed Products infringe upon intellectual property rights of any third party; (iv)  any complaints and/or warranty claims by third-parties or consumers, received at any time, relating to the Licensed Products, cellular services related to the Licensed Products or other products or services offered by LICENSOR for the operation, repair, refund, and/or replacement of such Licensed Products or services.

11.06  The indemnity and insurance obligations under this Agreement shall survive the termination or expiration of this Agreement and of the licenses granted pursuant to this Agreement in order to indemnify and hold harmless the Indemnified Parties (as defined in herein) with respect to any claims for which the Indemnified Parties are entitled to indemnification, irrespective of whether any such claim arose prior or subsequent to the effective date of termination or expiration.

ARTICLE XII - PRESS RELEASES AND PUBLICITY

12.01 The financial terms of this Agreement are strictly confidential and neither LICENSOR nor LICENSEE shall issue a press release or public announcement concerning, or otherwise disclose, the financial terms of this Agreement without the prior specific written consent of the other party and approval of the language of the press release or public announcement. Notwithstanding the foregoing, LICENSOR and/or LICENSEE may disclose in a press release, to potential licensees, or otherwise, the fact that this Agreement has been executed and entered into on mutually agreeable terms without disclosing the amount of the payments or any of the other specific financial terms of this Agreement.

12.02  Notwithstanding Section 12.01, LICENSOR or LICENSEE may disclose the terms of this Agreement in response to: (a) an order from a court or governmental agency; (b) in response to a request by a party in litigation, provided an appropriate protective order has been entered; or (c) if such disclosure is necessary to comply with any other laws or regulations applicable to LICENSOR or LICENSEE.

12.03   Nothing in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of either party hereto except as may be expressly stated herein.  Neither party will use such name or other mark of the other in its advertising or promotional materials without the prior written consent of the other party.

12.04   Following the execution of this Agreement, LICENSOR and LICENSEE shall work in good faith to develop and implement joint marketing and advertising strategies related to the end consumer product and will engage in joint marketing and advertising as mutually agreed from time to time.  Costs and expenses for same shall be allocated between LICENSOR and LICENSEE as mutually agreed.  Subject to the pre-approvals of Section 12.03, nothing herein shall be construed to preclude either party from independently advertising.

ARTICLE XIII - NOTICES

13.01  It will be a sufficient giving of any notice, request, report, statement, disclosure, or other communication hereunder, to LICENSOR or to LICENSEE, if the party giving it: (i)  deposits a copy thereof in a post office in a registered or certified envelope, postage prepaid, or with a nationally recognized overnight courier, prepaid, return receipt requested; or (ii) sends same by receipt confirmed fax or e-mail provided a copy is simultaneously made by a method set forth in subsection (i) herein;  addressed to the other party at its address set forth below or at any other address the other party may hereafter designate in writing in accordance with the provisions hereof.  Unless otherwise specified in this Agreement or otherwise designated in writing, payments to be made pursuant to any of the provisions of this Agreement will be transmitted to the address to which notice is to be given hereunder, or wired to the bank account of LICENSOR as requested by LICENSOR. The respective addresses for the parties are:

If to LICENSEE:	Aetrex Worldwide, Inc.
414 Alfred Avenue
Teaneck, NJ  07666
Attention: Michael Shimshak, General Counsel

If to LICENSOR:	Global Trek Xploration
117 West 9th Street, Suite Number 1214
Los Angeles, CA 90015
Attention: Patrick Bertagna, President

Notice to a party shall be deemed notice to each Affiliate of that party for all purposes, and neither party shall be required to give any separate notice to any Affiliate.

ARTICLE XIV - APPLICABLE LAW AND JURISDICTION

14.01 All matters affecting the interpretation validity and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflict of law principles.

14.02 Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability, shall be determined exclusively by binding arbitration.  The place of arbitration shall Chicago, IL.  The tribunal shall consist of a panel of three (3) arbitrators.  Each party shall bear the costs of the arbitration equally, subject to the right of the arbitrators to reallocate costs and fees in their award as provided in the applicable rules.  Each party shall select one (1) arbitrator and those arbitrators shall select the third.  At the option of the first to commence arbitration, the arbitration shall be administered either by JAMS or AAA, pursuant to their comprehensive arbitration rules and procedures in effect at that time.  The arbitration panel’s award shall be final and may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies, including without limitation preliminary injunctive relief, in aid of arbitration from a court of appropriate jurisdiction.  Each of the parties hereto agrees and expressly submits to the exclusive jurisdiction and dispute resolution set forth herein and waives all arguments of inconvenient forum.  Service of process may be made pursuant to the notice provision of this Agreement.

14.03  In any action commenced to enforce this Agreement or as a result of a breach of this Agreement, the prevailing party in such action may be entitled to recover the cost of such action, including reasonable attorneys' fees, incurred as a result of the action to enforce and/or remedy the breach of this Agreement, if so awarded in the discretion of the arbitration panel.

ARTICLE XV — CONFIDENTIAL INFORMATION

15.01  General. LICENSOR and LICENSEE each agree that all information and data exchanged in carrying out this Agreement, in any form be it written, oral, or electronic, which are received or learned of by one party from the other party, and all information indicated to be Confidential Information (collectively, "Confidential Information") shall be received in strict confidence, used only for the express purposes set forth in this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such Confidential Information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, or permitted successors or assigns, (iii) was lawfully disclosed to the recipient party by a third party having no obligation to the disclosing party, (iv) was already known by the recipient party at the time of disclosure, (v) was independently developed by the recipient without use of or access to such Confidential Information or (vi) is required to be disclosed to a government agency.

15.02 Protection of Confidential Information.  Each party's obligations of confidentiality, non-use and nondisclosure set forth herein shall be fulfilled by using at least the same degree of care with the other party's Confidential Information as it uses to protect its own confidential information. This obligation shall continue in full force and effect during the Term of this Agreement and thereafter for a period of three (3) years.

ARTICLE XVI - MISCELLANEOUS

16.01    If any provision of this Agreement or the application of any provision of this Agreement to any person or under any circumstance shall be held to be invalid, unenforceable or in conflict with the law of any jurisdiction, the validity and enforceability of the remaining provisions and the application thereof to any another person or under any other circumstance shall not be affected by such holding.

16.02   The waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default by the other party, shall not be construed to be a continuing waiver of such provision or of any succeeding breach or default, or a waiver of any other provision of this Agreement.  No waiver of any of the provisions of this Agreement shall be valid unless made in writing signed by the waiving party.

16.03 The relationship of LICENSOR and LICENSEE established by this Agreement is that of independent contractors.  Nothing contained in this Agreement shall be construed to constitute or imply a joint venture, partnership, or principal-agent relationship between LICENSOR and LICENSEE. Neither party by virtue of this Agreement shall have any right, power or authority to negotiate, act, or create any obligation, express or implied, on behalf of the other party. Neither LICENSEE, nor any Affiliate of LICENSEE, nor any of the employees of LICENSEE or of any Affiliate of LICENSEE shall in any manner be deemed an employee or an agent of LICENSOR for any purpose whatsoever.

16.04  The provisions of this Agreement are solely for the benefit of LICENSOR and LICENSEE, their authorized Affiliates, and their permitted successors and assigns (as defined herein), and no such provision shall be construed or applied to confer any rights or benefits on any other person.

16.05   This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Both parties hereto may sign the same counterpart or each party hereto may sign a separate counterpart of this Agreement.  Fax and e-mail signatures shall be deemed binding as originals for all purposes.

16.06   Article, section and paragraph headings in this Agreement are for reference purposes only and shall not in any way affect the construction or interpretation of any provision of this Agreement.  This Agreement has been negotiated and drafted by the parties who have had the opportunity to consult with counsel.  Accordingly, it shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.

16.07   Each party shall reasonably cooperate with the other to do, execute or arrange for the doing and executing of, each necessary act, document, and thing to implement this Agreement, including without limitation, executing and delivering and recording any license required by applicable law, with terms consistent with this Agreement.

16.08  Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence.  The party experiencing such delay shall promptly notify the other party.  If the force majeure event lasts more than sixty (60) days, the other party shall have the right to terminate this Agreement and the parties shall have no further liabilities to each other.

16.09 Neither party shall solicit for employment or hire the other’s current or future employees, either directly or indirectly, during the Term of this Agreement without obtaining the other’s prior written approval.

16.10  The following provisions shall survive any termination or expiration of this Agreement: Section 4.05; Article V; Section 7.05; Article VIII; Article XI; Article XIII; Article XIV; and Article XV.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LICENSOR		LICENSEE

GLOBAL TREK XPLORATION		AETREX WORLDWIDE, INC.

BY:	/s/ Patrick Bertagna	BY:	/s/ Evan Schwartz

Print Name:	Patrick Bertagna	Print Name:	Evan Schwartz

Title:	CEO	Title:	President

SCHEDULE 4.01 – CONSIDERATION AND ECONOMIC TERMS

1.      LICENSEE will use its best efforts and devote the time and resources reasonably necessary to develop product molds, samples, and a functional end product as contemplated in this Agreement to accommodate the Licensed Product.  There will be a non-binding goal of Seventy-Five Thousand Dollars ($75,000) of total expenditures by Licensee toward same, and no consequences hereunder to LICENSEE in the event such goal is not satisfied.

2.      During the Term of this Agreement, LICENSEE agrees to purchase Licensed Products that it uses in its exclusive Permitted Market products for use in exclusive Territories from LICENSOR only; provided LICENSOR is capable of meeting LICENSEE’s demand for said Licensed Products.  In the event LICENSOR is for any reason incapable of meeting LICENSEE’s demand for said Licensed Products, or the Licensed Product devices are defective, LICENSEE shall have the right to source Licensed Product devices from an alternative supplier, and LICENSOR shall provide reasonable cooperation to LICENSEE in obtaining an alternative source of supply.  In order to keep the exclusivity, for both the Permitted Markets and the Territory, LICENSEE must have purchased (and fully paid for) the following number of units from LICENSOR during each year of the four year Term of this Agreement (“Minimum Purchase Requirements”):

Year 1:           Six-Thousand (6,000) Devices
Year 2:           Twenty-Five Thousand (25,000) Devices
Year 3:           Fifty-Thousand (50,000) Devices
Year 4:           Seventy-Five Thousand (75,000) Devices

In calculating the commencement date of the (fiscal) yearly period for the purchase of the Minimum Purchase Requirements, the first year shall begin at the time that the Term commences under Section 2.07, and each subsequent year commences on subsequent anniversaries thereof. In the event LICENSEE fails to meet the Minimum Purchase Requirements, LICENSEE shall have a period of ninety (90) days from the end of the year in issue to pay LICENSOR any outstanding deficiency. If LICENSEE fails to meet the Minimum Purchase Requirements, or renewal purchase requirements of Section 7.01b, and thereafter satisfy any deficiency,  LICENSOR’s sole and exclusive remedy shall be to make any exclusive right of  LICENSEE non-exclusive, and same shall not otherwise be deemed a breach.  Any change of LICENSEE’s exclusive rights to non-exclusive shall not include LICENSEE’s rights to insoles unless and until, for a reasonable time prior to such time, LICENSOR has available for delivery to LICENSEE for sale to the public a Licensed Product capable of being embedded in an insole. In the event of termination resulting from LICENSEE’s breach of this Agreement or LICENSEE’s termination for any reason other than LICENSOR’s breach of this Agreement.  LICENSEE must purchase the balance remaining, if any, of all open Licensed Product purchase orders pending at the date of termination.

3.      LICENSOR shall supply the Licensed Products to LICENSEE at LICENSOR’s cost plus ten percent (10%), which shall be the maximum price charged. "Cost" as used in this paragraph refers to the actual price paid or payable by LICENSOR to its source of supply for the Licensed Products.  LICENSOR shall adjust its price to LICENSEE to reflect the most favorable and lowest prices and terms given by LICENSOR to any other licensee or purchaser of portable GPS tracking system devices or similar tracking or location products manufactured by and/or for LICENSOR that utilizes the Licensed Patent Rights, and/or Know How.   Additionally, LICENSOR shall use its best efforts to reduce purchase prices of Licensed Products to LICENSEE on an ongoing basis. Purchase price reductions shall include, without limitation, any and all of the following (i) material cost reductions, (ii) labor cost reductions, and (iii) cost reductions resulting from manufacturing process, and technology improvements.  At least semi-annual reviews shall be held between both parties to view progress of same.

(a).  Notwithstanding anything in this Agreement to the contrary, if at any time during the Term of this Agreement, LICENSEE reasonably believes that pricing of the Licensed Products by LICENSOR is prohibiting cost recovery to LICENSEE as contemplated and described in Paragraph 6 of this Schedule 4.01, the parties shall mutually negotiate in good faith to reduce the price of same to an acceptable level.  In the event the parties are unable to mutually agree upon a Licensed Product price during a negotiation period of not less than 90 days, either party may terminate this Agreement without liability.

(b).  LICENSEE shall not be liable for any taxes or governmental charges or fees with respect to orders other than those which LICENSOR is required by law to collect from LICENSEE as a buyer. All such taxes and fees shall be stated separately on LICENSOR’s invoice.

(c). LICENSEE and LICENSOR shall mutually agree on lead time for Licensed Products. Time is of the essence for delivery of same to LICENSEE.

(d).  All Licensed Products orders shall be subject to inspection and acceptance by LICENSEE after delivery notwithstanding any payment for a reasonable time of not less than ninety (90) days. Nonconforming goods shall be returned for credit or refund.

(e). LICENSOR warrants title to the Licensed Products and warrants further that all goods and services furnished: (i) will be in full conformance with the specifications, drawings, samples or other descriptions exchanged and agreed upon by LICENSOR and LICENSEE; (ii) will perform as represented by LICENSOR (even if such representations do not appear in this Agreement; (iii) will be new, merchantable and fit for the use intended by this Agreement and LICENSEE; (iv) will be free from defects in material, workmanship, manufacture and design.  Unless otherwise mutually agreed, the aforementioned warranties shall be effective for a period of one (1) year from the date of acceptance by LICENSEE.  These warranties will run to LICENSEE, its customers and users of the Permitted products containing the Licensed Products.

4.      During the Term of this Agreement, LICENSOR shall pay LICENSEE the following percentages of the gross fees collected from customers of LICENSOR that purchase LICENSEE’s shoes with the Licensed Product embedded into the shoe (hereafter referred to as “Customers”) as follows.

LICENSOR will collect all of the following fees in subparagraphs (a) through (c) below charged to Customers. However, from said collection, the following formulas shall apply:

(a)      LICENSOR’s Basic Cellular Connection Charge:

(i). First Year:  During the first twelve months of each “Basic” (i.e., lowest priced) cellular connection plan, LICENSEE shall receive twelve and one half percent (12.5%) of “Direct Customers”, and twenty-two and one half percent (22.5%) of “Indirect Customers” gross fees collected from such Customers of LICENSOR’s “Basic” cellular plan charges.

(ii). Subsequent Years:  After the first twelve months of each Direct and Indirect Customers’ “Basic” cellular plan, LICENSEE shall receive twelve and one-half percent (12.5%) of the gross fees collected from Direct and Indirect Customers of  LICENSOR’s “Basic” cellular  plan charges.

(b)      LICENSOR’s Advanced Cellular Connection Charge:

(i). First Year: During the first twelve months of each “Advanced” (i.e., anything above Basic offering) cellular connection plan, LICENSEE shall receive seventeen and one half percent (17.5%) of “Direct Customers”, and twenty-seven and one half percent (27.5%) of “Indirect Customers” gross fees collected from such Customers of LICENSOR’s “Advanced” cellular plan charges.

(ii). Subsequent Years: After the first twelve months of each Direct and Indirect Customers’ “Advanced” cellular plan, LICENSEE shall receive seventeen and one-half percent (17.5%) of the gross fees collected from Direct and Indirect Customers of  LICENSOR’s “Advanced” cellular  plan charges.

For the purposes of this Section 4, “gross fees collected” shall exclude taxes collected by LICENSOR and any other similar governmental payments that are included in the amounts received by LICENSOR from the Customers.

(c)     LICENSOR’s Activation Charges:  LICENSEE shall receive one hundred percent (100%) of the gross activation fees collected for both Basic and Advance cellular connection activation.

(d)    The foregoing fees will be collected by LICENSOR and paid to LICENSEE as set forth in Section 4.04.

(e)    As used herein, “Direct Customers” mean sales directly by the parties to this Agreement to the consumer public without any reseller or other third-party intermediary involvement.  “Indirect Customers” mean sales to the consumer involving any reseller, or other third party, including without limitation distributor, retailer, or  physician or medical provider referral.

5.       Pricing for cellular activation and connection fees charged by LICENSOR to the consumer public, as well as Basic, Advanced, and other cellular plan details, offerings, discounts, promotions, and other premiums affecting the fees charged to the consumer public, initially and whenever changed,  shall be subject to LICENSEE’s final approval. If LICENSEE does not approve such pricing or other such offerings, or if such approval has been issued and LICENSEE can otherwise reasonably show that LICENSOR’s pricing for same is priced higher than market conditions warrant, or the offerings, discounts and/or other premiums negatively impact or otherwise reduce the fees due LICENSEE hereunder, notwithstanding anything in this Agreement to the contrary, LICENSEE shall not suffer any consequences for failure to satisfy any Minimum Purchase Requirements.  Additionally, the parties will negotiate in good faith to equitably reduce the Minimum Purchase Requirements obligations and adjust the cellular plan details, offerings, discounts, promotions, and/or other premiums to reflect the original intent and percentage recoveries specified above.

6.       Additionally, the parties hereto acknowledge and agree that as a material inducement for LICENSEE to enter into this Agreement, LICENSEE must be made whole with respect to its costs for the device purchased from LICENSOR and costs of the Permitted Market products in which the Licensed Products are embedded. Accordingly, it is the mutual intent of the parties that the consideration calculations set forth herein initially, primarily, and fully cover LICENSEE’s costs for the device purchased from LICENSOR and costs of the Permitted Market products in which the Licensed Products are embedded prior to LICENSOR having any entitlement to the proceeds collected.  Furthermore, the parties mutually agree that they shall review the consideration and economic terms of this Schedule 4.01 on a regular basis (no less than annually), and re-negotiate same in good faith to assure that this mutual intent is equitably reflected, and any deficiencies suffered by LICENSEE are corrected.

SCHEDULE 4.02 – LIST OF PATENTS AND PATENT APPLICATIONS

U.S. Patent Holdings

1.           U.S. Patent No. 6,788,200 title: "Footwear With GPS," filed October 21, 2002, issued September 7, 2004, expires approximately October 21, 2022.

2.           U.S. Patent No. 7,474,206 title: "Footwear With Embedded Tracking Device And Method Of Manufacture," filed February 6, 2006, issued January 9, 2009, expires approximately July 23, 2027.

3.           U.S. Patent No. RE40,879 title: "Footwear With GPS," re-filed July 27, 2006, issued August 25, 2009, expires approximately October 21, 2022

4.           U.S. Patent No. D595,484 title: "Footwear With Antenna," filed February 7, 2008, issued July 7, 2009, expires approximately July 7, 2023

5.           U.S. Patent No. D599,102 title: "Footwear Sole With Antenna," filed February 7, 2008, issued September 1, 2009, expires approximately September 1, 2023

6.           U.S. Patent Application, Serial No. 11/517,603 title: "Footwear With GPS," re-filed September 7, 2006.

7.           U.S. Patent Application, Serial No. 11/506,175 title: "Footwear With GPS," re-filed August 17, 2006.

8.           U.S. Patent Application, Serial No. 11/516,805 title: "Footwear With GPS," re-filed September 6, 2006

9.           U.S. Patent Application, Serial No.11/402,195 title: "Buoyant Tracking Device And Method Of Manufacture," filed April 11, 2006.

10.         U.S. Patent Application, Serial No.12/319,307 title: "Footwear With Embedded Tracking Device and Method Of Manufacture," filed January 6, 2009.

11.         U.S. Patent Application, Serial No. 12/012,088 title: "System And Method For Monitoring The Location Of A Tracking Device," filed January 31, 2008.

12.         U.S. Patent Application, (Serial No. is CONFIDENTIAL - Not Published by the USPTO) title: "System And Method For Processing Location Data," filed February 11, 2009.

13.         U.S. Patent Application, (Serial No. is CONFIDENTIAL - Not Published by the USPTO) title: "System And Method For Communication with a Tracking Device," filed February 9, 2009.

14.         U.S. Patent Application, (Serial No. is CONFIDENTIAL - Not Published by the USPTO)  title: "Tracking System With Separated Tracking Device," filed August 8, 2008.

Foreign Patent Holdings

1.           International Patent Application WO 2007/0120586 title: "Buoyant Tracking Device And Method Of Manufacture," filed April 11, 2006.  Has not been moved to National Stage at this time.

2.           International Patent Application WO 2007/0092381 title: "Footwear With Embedded Tracking Device and Method of Manufacture," filed February 6, 2007.

3.           International Patent Application WO 2008/0094685 title: "System And Method For Monitoring The Location Of A Tracking Device," filed January 31, 2008.

4.           Canadian Patent Application, Serial No. 2,641,469 title: "Footwear With Embedded Tracking Device and Method of Manufacture," filed August 5, 2008.

5.           Mexican Patent Application, Serial No. MX/A/2008/010160 title: "Footwear With Embedded Tracking Device and Method of Manufacture," filed August 6, 2008.

6.           International Patent Application WO 2008/0094685 title: "System And Method For Monitoring The Location Of A Tracking Device," filed January 31, 2008.  Has not been moved to National Stage at this time.

7.           International Patent Application PCT/US2009/004530 title: "Tracking System with Separated Tracking Device," filed August 7, 2009.

Reissued Patents

1.	Patent Number: US RE41,122E	Footwear with GPS	Date of Reissue: Feb. 16, 2010
2.	Patent Number: US RE40,879E	Footwear with GPS	Date of Reissue: Aug. 25, 2009
3.	Patent Number: USRE41,087E	Footwear with GPS	Date of Reissue: Jan. 26, 2010
4.	Patent Number: USRE41,102E	Footwear with GPS	Date of Reissue: Feb. 9, 2010